Exhibit 99.1

LKQ Corporation Announces Second Quarter 2004 Results

Chicago, IL—July 29, 2004—LKQ Corporation (NASDAQ: LKQX) today reported results for its second quarter ended June 30, 2004, with revenue of $104.9 million and net income of $5.3 million, representing growth over the second quarter of 2003 of 29.5% and 29.7%, respectively.

“Our second quarter results were within our expectations. We continued our history of double digit organic revenue growth, at 11.4%, and our recent acquisitions contributed a further 18.1% in revenue growth,” said Joe Holsten, president and chief executive officer.

2004 Reported Results

For the second quarter of 2004, revenue increased 29.5% to $104.9 million compared with $81.0 million for the second quarter of 2003. Approximately $14.7 million in revenue growth was attributable to businesses we acquired. For the second quarter of 2004, net income increased 29.7% to $5.3 million compared with  $4.1 million for the second quarter of 2003. Diluted earnings per share was $0.24 for the second quarter of 2004 compared with $0.25 for the second quarter of 2003; however, the decline in diluted earnings per share was attributable to the increase in weighted average diluted shares outstanding by 5.7 million shares or 34.4%.

For the six months ended June 30, 2004, revenue increased 27.9% to $205.0 million compared with $160.3 million for the same period in 2003. Organic revenue growth was 14.2%. For the six months ended June 30, 2004, net income increased 36.2% to $11.0 million compared with  $8.1 million for the same period in 2003. Diluted earnings per share was $0.49 for the six months ended June 30, 2004 compared with $0.46 for the same period a year ago.

The weighted average diluted shares outstanding for the second quarter of 2004 was 22.5 million compared to 16.7 million for the second quarter of 2003 and for the six months ended June 30, 2004 was 22.3 million compared to 17.6 million for the six months ended June 30, 2003. The number of outstanding shares of common stock in 2004 has changed from 2003 due to several factors. In the first half of 2003, we repurchased 3.6 million shares from certain of our stockholders. In the fourth quarter of 2003, we issued 5.0 million shares in our initial public offering. We also issued approximately 187,000 shares in the first half of 2004 related to our business acquisitions. Other changes in weighted average diluted shares outstanding were related to the effect of changes in our stock price and the exercise of stock options and warrants.

Our Action Crash Parts division, an aftermarket collision automotive replacement parts company we acquired in the first quarter of 2004, contributed $17.2 million of revenue for the six months ended June 30, 2004 with a related gross margin of 44.3%.

Second Quarter 2004 Acquisitions

In April 2004, we acquired two small businesses in Guatemala and Costa Rica. The acquired revenue is not material, but we intend to use these facilities as a future platform to sell certain types of product into Central America from our U.S. based recycled OEM automotive replacement parts facilities. Much of this product is currently being disposed of as scrap or mechanical core product by our U.S. facilities.

In June 2004, we acquired Albert Lea Auto Salvage, Inc., a recycled OEM automotive replacement parts business located approximately ninety miles south of Minneapolis, and represents our initial entry of production and warehousing capabilities into this important market.  The trailing annual revenue of this business is approximately $5 million.

The Minnesota and the Central American business acquisitions combined are expected to contribute less than $0.01 per share on a fully diluted basis to our 2004 results.

Company 2004 Outlook

We continue to expect full year 2004 revenue to be within a range of  $410 million to $425 million, net income to be within a range of $20.6 million to $21.7 million and diluted earnings per share to be between $0.92 and $0.97.

We expect the third quarter of 2004 to have revenue within a range of  $103 million to $110 million, net income to be within a range of $5.0 million to $5.4 million and diluted earnings per share to be between $0.22 and $0.24. Accordingly, net income growth for the third quarter of 2004 over the third quarter of 2003 is expected to be within a range of 42% to 53%.

We estimate the weighted average diluted shares outstanding for the full year 2004 to be approximately 22.4 million and for the third quarter to be approximately 22.6 million. These share numbers are estimates and as such will be affected by factors such as stock issued in any future acquisitions we may do, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our second quarter results along with 2004 earnings guidance on Thursday July 29, 2004 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until August 29, 2004.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 41 sales and processing facilities, 4 self-service retail automotive parts facilities and 11 redistribution centers that reach most major markets in the United States. In addition, 3 facilities are located in Central America. Through our subsidiary Global Trade Alliance, Inc., which operates under the trade name Action Crash Parts, LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating in 20 locations serving 15 states primarily east of the Mississippi River.

On October 2, 2003, our S-1 Registration Statement became effective and subsequently our initial public offering was consummated for 8,050,000 shares of common stock, including the over-allotment option.  The offering was priced at $13.00 per share with 5,000,000 shares sold by us and 3,050,000 shares sold by certain selling stockholders.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include the risk factors and other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made. This release contains a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization and interest expense, less interest income. We have presented EBITDA information solely as a supplemental disclosure because we believe it provides a helpful analysis of our operating results. As required by SEC rules, we have provided a reconciliation of EBITDA to net income.

Financial Tables To Follow

CONTACT:	LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

( In thousands, except per share data )

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenue	$104,878	$81,017	$204,951	$160,273

Cost of goods sold	55,437	42,672	108,514	84,475

Gross margin	49,441	38,345	96,437	75,798

Facility and warehouse expenses	11,801	9,482	22,529	19,181

Distribution expenses	11,733	8,644	22,427	16,782

Selling, general and administrative expenses	15,040	11,478	29,247	22,727

Depreciation and amortization	1,717	1,398	3,222	2,745

Operating income	9,150	7,343	19,012	14,363

Other (income) expense
Interest expense	275	639	811	1,202
Interest income	(4)	(4)	(21)	(11)
Other (income) expense, net	(59)	(63)	(146)	(161)

Total other expense	212	572	644	1,030

Income before provision for income taxes	8,938	6,771	18,368	13,333

Provision for income taxes	3,595	2,652	7,390	5,274

Net income	$5,343	$4,119	$10,978	$8,059

Net income per share:

Basic	$0.27	$0.27	$0.55	$0.51

Diluted	$0.24	$0.25	$0.49	$0.46

Weighted average common shares outstanding:

Basic	20,051	14,996	19,847	15,896

Diluted	22,464	16,716	22,322	17,623

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Six Months Ended June 30,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,978	$8,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,222	2,745
Write-off of debt issuance costs	346	—
Deferred income taxes	1,891	588
Other adjustments	(59)	(10)
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(1,275)	(1,431)
Inventory	(4,977)	(381)
Other operating assets and liabilities	(1,497)	739

Net cash provided by operating activities	8,629	10,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(16,127)	(2,873)
Expenditures for intangible assets	(3)	—
Purchase of investment securities	(650)	—
Cash used in acquisitions	(43,443)	(3,285)

Net cash used in investing activities	(60,223)	(6,158)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	2,863	127
Debt issuance costs	(249)	(129)
Net borrowings (repayments) of long-term debt	34,861	20,289
Repurchase of common stock	—	(22,902)

Net cash provided by (used in) financing activities	37,475	(2,615)

Net increase (decrease) in cash and equivalents	(14,119)	1,536

Cash and equivalents, beginning of period	16,082	584

Cash and equivalents, end of period	$1,963	$2,120

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Balance Sheets

( In thousands, except share data )

	June 30, 2004	December 31, 2003
Assets

Current Assets:
Cash and equivalents	$1,963	$16,082
Receivables, net	26,073	22,542
Inventory	68,091	54,003
Prepaid expenses and other current assets	3,907	3,078

Total Current Assets	100,034	95,705

Property and Equipment, net	63,425	43,893
Intangibles, net	88,846	50,846
Deferred Income Taxes	6,374	8,556
Other Assets	5,382	4,154

Total Assets	$264,061	$203,154

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$8,025	$6,831
Accrued expenses and other current liabilities	16,551	13,137
Current portion of long-term obligations	310	1,553

Total Current Liabilities	24,886	21,521

Long-Term Obligations, Excluding Current Portion	42,053	2,444
Other Noncurrent Liabilities	4,416	4,561

Redeemable Common Stock, $0.01 par value, 50,000 shares issued	617	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,117,464 and 19,476,831 shares issued at June 30, 2004 and December 31, 2003, respectively.	201	195
Additional paid-in capital	198,593	191,602
Warrants	465	508
Retained earnings (Accumulated deficit)	(8,455)	(19,433)
Accumulated other comprehensive income	1,285	1,139

Total Stockholders’ Equity	192,089	174,011

Total Liabilities and Stockholders’ Equity	$264,061	$203,154

The following table reconciles EBITDA to net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)

Net income	$5,343	$4,119	$10,978	$8,059
Depreciation and amortization	1,717	1,398	3,222	2,745
Interest, net	271	635	790	1,191
Provision for income taxes	3,595	2,652	7,390	5,274

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,926	$8,804	$22,380	$17,269

EBITDA as a percentage of revenue	10.4%	10.9%	10.9%	10.8%